UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2010

TARGACEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East First Street, Suite 300 Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 480–2100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously disclosed, Targacept, Inc. (the “Company”) maintains an incentive award program under which all of its employees, including its executive officers, are eligible to receive an annual cash incentive bonus. On January 19, 2010, the Compensation Committee of the Company’s Board of Directors established performance objectives for the incentive award program for fiscal 2010. The 2010 objectives include the achievement of specified goals with respect to: the execution of, or outcomes from, clinical development of the Company’s product candidates TC-5214, AZD3480, TC-5619, AZD1446 and TC-6987, the Company’s preclinical research efforts, and the Company’s business development or alliance management activities; and capital efficiency. The objectives include up to 40% in additional weighting associated with events considered by the Compensation Committee to be particularly challenging that, if achieved, would be expected to provide substantial benefit to the Company and its stockholders. As a result, the aggregate weight ascribed to all of the objectives for 2010 is 140%.

Under the program, the Compensation Committee uses the respective weights ascribed to the performance objectives in the determination of the achievement level for the program for a particular year. For a group of employees that includes the Company’s principal executive officer, principal financial officer and other named executive officers, the cash incentive bonus for the year is then determined by multiplying the amount of the employee’s base salary received for the year times his or her assigned target bonus percentage times the achievement level determined by the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGACEPT, INC.

Date: January 25, 2010	/S/ ALAN A. MUSSO
Alan A. Musso
Vice President, Chief Financial Officer and Treasurer